Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion in this Registration Statement of Focus Media Network Limited on Form F-1 of our report dated May 13, 2026, with respect to our audits of the consolidated financial statements of Focus Media Network Limited and its subsidiaries as of March 31, 2026 and 2025, and for each of the years in the three years ended March 31, 2026, which report appears in the Prospectus, which is part of this Registration Statement.

October 28, 2026

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